EX-99.23.p

CODE OF ETHICS

 for Adviser

The nature of our business places all directors, officers, and employees (collectively called “employees”) of Upright Financial Corp. (the “Adviser”) and Upright Investment Trust (the “Trust”) in a fiduciary position. We must accept certain limitations as to our freedom of action with regard to personal financial matters. Our financial interest must at all times be subordinated to those of the firm’s clients.

It is impossible to anticipate every circumstance which could, in fact or in theory, cause a conflict of interest between employees of the Adviser and the clients of the firm (including, but not limited to, the Upright Financial Corp.).  Many of these are covered in this Code of Ethics.  If there is any doubt in an employee’s mind as to whether or not a possible conflict of interest is involved, he or she should consult Mr. David Y. S. Chiueh (otherwise known as the “Portfolio Manager” or “President”)

In addition, the use of inside information to trade in securities or to benefit in any way is strictly forbidden.  Section VIII highlights our policy on insider trading and the procedures in place to prevent it.

Employees are reminded that compliance with the letter and intent of this Code of Ethics is essential to their employment by the firm.

I.

Definitions.   As used in this Code of Ethics, the following terms shall have the following meanings:

(a)"Access Persons" means all employees, directors, officers, partners or members of the Company, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliated (iv) all of the Company's directors, officers, members and portfolio management personnel.  Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

(b) “Client Accounts” shall mean any securities account in which an employee has any direct or indirect influence or control for his or her own benefit or for the benefit of his or her spouse or others, as well as any account of the employee’s spouse, minor children or other relatives residing with the employee whether or not the employee has any influence or control over such account.

(c)  “Security” shall be any security other than securities issued by the United States Government, banker’s acceptances, and commercial paper.

(d)

“Transaction” shall be any purchase, sale or any type of acquisition or disposition of securities.

(e)  “Restricted List” shall be a list of securities that are under active consideration by the Adviser or have been purchased for our clients, i.e. the “blueprint portfolio.”  A copy of the “blueprint portfolio” is available for employee review and is updated monthly.

(f)  “A security being considered for purchase or sale” shall mean when a recommendation to purchase or sell a security has been made and communicated; and with respect to the person making the recommendation, when such person seriously considers making such a recommendation or with respect to other employees, when they have knowledge that a security is under serious consideration.

II.

Restrictions on Trading.  Access Persons are encouraged to choose investments in keeping with a long-term investment horizon in their personal accounts.  The Adviser or the Trust does not wish to have Access Persons distracted by trading activities and believes that such activities invariably would detract from an Access Person’s value to their firms and clients.

Similarly, Access Persons are encouraged to manage their personal investments in such a manner that the performance of one particular investment does not distract the Access Person from his or her work.

(a)

Prior to making any purchase or sale in Access Person personal accounts, or any other account where an Access Person or officer of the Adviser or Trust has or acquires direct or indirect control and has a beneficial interest; the Access Persons of the Advisor or Trust shall:

(i)  Verify that there are no outstanding orders as purchase or sale for the relevant stocks within 7 business days and have the Portfolio Manager of the Adviser initial a designated form and;

(ii)  Notification of approval or denial to trade may be given verbally; however, it must be confirmed in writing within 24 hours of the verbal notification.

(iii)  The form attached as “Exhibit A”, Securities Transaction Approval Form, is to be filed with the Portfolio Manager of the Adviser.

(iv)  All orders should be placed as day or market orders.  If the order is not completed in a day, the above procedure must be repeated before the order can be reentered.

These restrictions will help insure that (a) our clients have first access to our investment ideas, (b) the security in question is not under active consideration, and (c) a buy or sell program is not underway.

(b) Personal accounts shall not purchase new issues of shall not purchase new issues of equity securities until at least five (5) business days after the initial public offering at the then prevailing market price.

(c) Access Persons shall immediately report to the Portfolio Manager of the Adviser, (a) any existing financial interest in any brokerage firm or related organization, and (b) any employment or family members by any brokerage firm or related persons.

(d) If an Access Person recommends that the firm purchase a security of the same class held by a personal account, the Access Person must disclose at the time of the initial recommendation that the personal account owns such security.

(e)  No orders of any kind may be placed using the Adviser’s trading facilities other than for client accounts under management.

III.

Restriction on Acceptance of Gifts, Etc.  No Access Person shall accept any gift of material value, or any entertainment exceeding what is customary, from any client of the Adviser, Trust, or from the client’s estate or any broker/dealer, bank, corporation, or supplier of goods or services to the firm or client accounts.  Any Access Person who receives an offer of either a gift or bequest of material value from any of the foregoing sources shall promptly report it to the President of the Advisor or to the President of the Trust.

IV.

Restrictions on Serving as Fiduciary.  Access Persons shall not accept appointments as trustee, executor, administrator, guardian, conservator, investment adviser, partner, director, or other fiduciary without prior approval of the President. Appointment as a fiduciary for a relative is exempt from this requirement, although such appointment should be promptly reported.

V.

Prohibition on Other Conflicts of Interest.  No Access Person shall engage in any transaction whether or not specified in this Code in which he or she has a financial interest adverse to the firm or client accounts, or which has the appearance of creating a conflict of interest with the firm or client accounts or the gaining of a financial benefit to the Access Person or a personal account by virtue of his or her relationship with the firm.

VI.

Monthly Reporting of Securities Transactions.  Each Access Person shall submit to the Portfolio Manager no later than fifteen (15) days after the end of the month, all personal security transactions for the month. The monthly statement from the securities firm, shall be used for this purpose.  However, for other transactions which have not been disclosed in the monthly statement for that month, the form attached as “Exhibit B ”, Personal Securities Transaction Record shall be used for this purpose. This form has to fill out the security transactions which have not been disclosed and submitted to the Portfolio Manager no later than ten (10) days after the end of the month. All transactions will be reviewed by the Portfolio Manager. A gift of a security to a charitable organization or to an individual that is outside the definition of a personal account is considered a sale and should be reported. Accounts managed by the Adviser are exempt from this requirement.

VII.

Disclaimer of Beneficial Ownership.  An Access Person may include in any report required under Section VI, a disclaimer as to beneficial ownership in any securities covered by the report.  To have “beneficial ownership” , a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities.

VIII.

Restriction on Use of Inside Information.  Both the Adviser and the Trust strictly forbids any of its Access Persons from trading on or relaying inside information for personal benefit or on behalf of others.  This policy applies to every member of each firm and applies to activities both within and outside of the Adviser and the Trust.

Insider trading is a breach of Federal Securities law and is subject to both civil and criminal penalties.  In addition, the Insider Trading and Securities Fraud Enforcement Act of 1988 (ITSFEA), subsequently increases the civil and criminal penalties for trading on material, non-public information and broadens the scope of responsibility for preventing insider trading.  The ITSFEA requires the Adviser and the Trust to establish and enforce a written policy on insider trading.  The law also create the concept of a “controlling person” which means that unless the Adviser or Trust establishes and enforces a policy to prohibit insider trading, the Adviser, Trust, and its controlling persons may be held responsible and liable for any insider trading violations of its Access Persons.

(a) Insider Trading.  Federal Securities laws do not define the concept of an insider or insider trading; the burden of proof is upon the individual and the firm to show that it did not break Federal Securities laws.  Any dispute will be judged in court looking back with perfect hindsight.  Insider trading is generally defined as the use of inside information to trade in securities or the communication of this information to others.  The law prohibits:

(i) Any trading by an insider in possession of material, non-public information;

(ii) Any trading by a non-insider having inside information either disclosed by an insider in violation of his or her fiduciary duty to keep it confidential or misappropriated;

(iii) The communicating of material, non-public information to others, also known as “tipping.”

(b)  The Concept of the Insider.  The concept of the insider is very broad.  An insider includes Access Persons, officers and directors of a company.  Also included are persons associated with the company through a special, confidential relationship in the conducting of the company’s affairs and who receive information solely for the company’s purposes.  These “insiders” can include but are not limited to, attorneys, consultants, accountants and financial printers.

(c)  What is Inside Information?  Inside information is broadly defined to include two concepts: materiality and non-public.  Material information is information which a reasonable investor would consider important in making an investment decision or is reasonably certain to have a substantial impact on the price of a company’s securities. Such information is considered to be non-public until it has been disseminated to investors generally.  The stock exchanges require that companies disclose information to the national news and business newswire services (i.e., Dow Jones Service and Reuters), the national services (i.e., Associated Press), and the The New York Times and The Wall Street Journal.  In addition, information appearing in local newspapers, brokerage reports, and SEC documents are generally considered to be public.

(d) Procedure Upon Receipt of Inside Information.  Both the Adviser and the Trust require Access Persons to report any information which he or she believes to be insider information to the Chief Executive Officer or the Chairman of the Board of Trustees of the Trust respectively.  The information should be reported even if the Access Person is unsure as to whether or not it represents inside information.

Whenever an Access Person receives material, non-public information, he or she shall not:

(i) Trade in the securities to which the information relates;

(ii) Tip the information to others;

(iii) Recommend purchases or sales on the basis of that information;

(iv) Disclose the information to anyone other than the Adviser’s Chief Executive Officer or the Trust’s Chairman respectively;

The decision for the appropriate course of action will be made by the President with respect to the Advisor.

IX.

Sanctions.  If any Access Person violates any provisions set forth in this Code, the President of the Advisor shall impose such sanctions as he deems appropriate; including, but not limited to, a letter of censure or termination of employment, censure fines, freezing of one’s personal account or securities in that account for a specified time frame.

X.

Compliance Education Program.  As part of the Adviser and the Trust’s ongoing compliance education program, we have implemented the following procedures:

(i) Review for New Access Persons.  New Access Persons will be given a copy of the Code of Ethics and will be required to read and sign it.  The Chief Executive Officer of the Adviser or the Chairman of the Board of Trustees of the Trust will be available to review the statement with the Access Person. Investment adviser must furnish to the Trust’s Board a Code of Ethics annual report describing any issues arising under the Code or procedures.

(ii) Revisions. Any revisions of this statement will be distributed to all Access Persons.

(iii)  Annual Review.  Once a year, the President of the Advisor will review this policy statement with all its Access Persons.

I acknowledge that I have read, and fully understand the joint Code of Ethics of Upright Financial Corp.

Date:

____________________________

Signature:

____________________________

Title:

____________________________

CODE OF ETHICS

for Trust

This Code of Ethics (the “Code”) for Principal Executive and Principal Financial Officers has been adopted by Upright Financial Corp. within the Upright Investment Trust, complex (“Trust” and “Fund”) to effectuate compliance with Section 406 under the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to the Company’s principal executive officer, principal financial officer, controller or persons deemed to be performing similar critical financial and accounting functions (the “Covered Officers”).

Purpose of the Code

This Code sets forth standards and procedures that are reasonably designed to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

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Compliance with applicable laws and governmental rules and regulations;

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The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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Accountability for adherence to the Code.

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum: (1) the duty in performing any responsibilities as a Covered Officer, to place the interests of the Trust ahead of personal interests; (2) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; (3) the duty to assure that the Trust’s financial reports to its shareholders are prepared honestly and accurately in accordance with applicable rules and regulations; and (4) the duties performed by the Covered Officer on behalf of the Trust are conducted in an honest and ethical manner.

Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual and apparent conflicts of interest.

Ethical Handling of Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of the Trust. Certain conflicts of interest arise out of the relationship between Covered Officer and the Trust and already are subject to the conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). This Code does not, and is not intended to, repeat or replace existing programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between Trust and the investment adviser of which the Covered Officers are also officers and/or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing procedures and implementing decisions that will have different effects on the adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the adviser and is consistent with the performance by the Covered Officers of their duties as officer of the Trust. If such duties are performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Trust’ Boards of Directors/Trustees (“Board”) that the Covered Officer may also be officer or employee of one or more other investment companies covered by this or other codes.

Prohibited Activities

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but keep in mind that these examples are not exhaustive. The foremost principle is that the personal interest of a Covered Officer should not be placed before the interest of the Trust or their shareholders.

Covered Officer must:

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Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust or its shareholders;

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Not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust;

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Not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

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Not intentionally cause a Trust to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that a Trust files with, or submits to, the SEC and in public communications made by the Trust;

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Not fail to acknowledge or certify compliance with this Code on an annual basis.

There are some conflict of interest situations that should always be discussed with the Compliance Officer or, under certain circumstances, the Board of Directors/Trustees if material. Examples of these include:

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Service as a director on the board of any public company absent prior authorization by the Board;

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The receipt of any gifts of more than de minimis value, generally gifts in excess of $100;

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The receipt of any entertainment from any company with which the Trust have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise a suggestion of unethical conduct;

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Any ownership interest in, or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

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A direct or indirect financial interest in commissions paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

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Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to the Trust;

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Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, including to the Trust’s directors/trustees and auditors, and to governmental regulators and self-regulatory organizations;

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Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust file with the SEC and in other public communications made by the Trust; and

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It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Covered Officer s must:

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Upon adoption of the Code or upon becoming a Covered Officer, affirm in writing to the Board that he has received, read, understands and will adhere to this Code;

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Annually affirm to the Board that he has received and read the Code and that he understands that he is subject to, and has complied with, the requirements of the Code;

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Not retaliate against any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

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Notify Compliance, who will then notify the Trust’s Audit Committee or the Trust’s legal counsel promptly if he knows of any violation of this Code or if a potential violation exists. Failure to do so is itself a violation of this Code.

The Trust’s Audit Committee (the ”Committee”) or in their discretion, the Trust’s legal counsel, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any approvals or waivers sought by the Principal Executive Officer will be considered by the Committee. In determining whether to waive any of the provisions of this Code, the Committee will consider whether the proposed waiver (1) is prohibited by the Code; (2) is consistent with honest and ethical conduct; and (3) will result in a conflict of interest between the Covered Officer’s personal and professional obligations to the Trust.

Investigating Actual and Apparent Conflicts of Interest

The Funds will follow these procedures in investigating and enforcing the Code:

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The Committee will take all appropriate action to investigate any potential violations reported to them;

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If, after such investigation, the Committee believes that no violation has occurred, no further action is necessary;

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Any matter that the Committee believes is a violation will be reported to the Board;

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If the Board agrees that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

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The Committee will be responsible for granting waivers, as appropriate; and

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Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. While there are other policies or procedures of the Trust, the Trust’s adviser or other service providers govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Amendments

At least annually, the Board of Directors/Trustees of the Trust will review the Code and determine whether any amendments are necessary or desirable. Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

Record Retention and Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly to the extent permitted by applicable laws, rules and regulations. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

Name: _________________________                    Signature: ________________________

Title: __________________________

Date: __________________________

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